UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 27, 2007

PROLIANCE INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-13894 (Commission File Number)	34-1807383 (I.R.S. Employer Identification No.)
100 Gando Drive, New Haven, Connecticut 06513 (Address of principal executive offices, including zip code) (203) 401-6450 (Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.03.  MATERIAL MODIFICATION TO RIGHTS OF SECURITY HOLDERS

(b)

Background.  Pursuant to an Agreement and Plan of Merger, dated July 23, 1998 (the “Agreement”) among Proliance International, Inc., EI Acquisition Corp., EVAP, Inc., and Paul S. Wilhide, Proliance (through an acquisition subsidiary) acquired from Mr. Wilhide all of the common stock of EVAP.  The consideration for this transaction was a payment of $3.0 million in cash, the issuance of 30,000 shares of Series B Convertible Redeemable Preferred Stock of Proliance (the “Series B Preferred Stock”) with an aggregate liquidation preference of $3.0 million, and the potential for an “earn-out” to Mr. Wilhide based on a calculation relating to EVAP’s financial performance during the years 1999 and 2000 that would, in whole or in part, take the form of an increase in the liquidation preference of the Series B Preferred Stock.  There was a dispute between Proliance and Mr. Wilhide relating to the calculation of the earn-out.  Mr. Wilhide claimed that the value of his earn-out was $3.75 million, while Proliance claimed that Mr. Wilhide was not entitled to any earn-out.  An arbitration concerning the appropriate earn-out was held in early 2007 before a representative of Ernst & Young’s Dallas, Texas office.

Arbitrator Decision.  On June 29, 2007, the arbitrator notified the parties that it had determined that Mr. Wilhide was entitled to an earn-out of $3,174,451.  In accordance with the Agreement, this earn-out will be paid by increasing the liquidation preference of the 12,781 remaining outstanding shares of Series B Preferred Stock currently held by Mr. Wilhide, after prior conversions, from $100.00 per share (representing a current aggregate liquidation preference of shares held by Mr. Wilhide of $1,278,100) to $348.3727 per share (or an aggregate liquidation preference of $4,452,551).

Waiver of Conversion Cap.  Under Section 3(b) of Proliance’s Certificate of Designations of Series B Preferred Stock  (i) the Series B Preferred Stock is convertible into Proliance common stock based upon the liquidation preference of the shares being converted divided by the market value of Proliance common stock at the time of conversion, and (ii) the aggregate number of shares of Proliance common stock to be issued upon conversion of Series B Preferred Stock may not exceed 7% of the total number of shares of common stock outstanding, after giving effect to the conversion (the “Conversion Cap”), unless Proliance waives such Conversion Cap. On June 27, 2007, Proliance, by action of its board of directors, waived the Conversion Cap.

Financial Impact.  As a result of the waiver of the Conversion Cap described above, the full amount of the earn-out determined to be payable by the arbitrator will be paid in additional liquidation preference on the Series B Preferred Stock (or ultimately in shares of Proliance common stock upon Mr. Wilhide’s conversion of his shares of Series B Preferred Stock), and no portion of that amount will be paid by Proliance in cash.  In addition, however, Mr. Wilhide is entitled to payment in cash of dividends he would have received on his Series B Preferred Stock as if the earn-out took place in April 2000.  These additional dividends, plus interest and an increased cash bonus payment due to Mr. Wilhide, require Proliance to pay Mr. Wilhide in cash the sum of $1,318,358.15.  The earn-out of $3,174,451 and the interest on unpaid dividends of $195,722.84 and bonus payment of $27,776.45 will be charged to operating results during the second quarter ended June 30, 2007.  The additional dividends of $1,094,858.86 will be deducted from Shareholders’ Equity.  As part of its decision, the arbitrator required Mr. Wilhide to reimburse Proliance for arbitration expenses in the amount of $149,618.  This amount will be recorded as a reduction in operating expense during the second quarter ended June 30, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PROLIANCE INTERNATIONAL, INC.

Date:  July 3, 2007

By:   /s/ Arlen F. Henock

Arlen F. Henock

Executive Vice President and Chief Financial Officer

3